FOR IMMEDIATE RELEASE	CONTACT
December 4, 2006	Thomas T. Fleming
Chairman & CEO
215-471-2358

CORECARE SYSTEMS, INC. (Symbol: CRCS)
LISTS PROPERTY FOR SALE AND FILES 8K

On December 4, 2006 CoreCare Systems, Inc. signed an exclusive representation agreement with Marcus & Millichap, a Real Estate Investment Brokerage Company dedicated to investments. The scope of their engagement is to secure a sale of the land and associated buildings that comprise the campus known as the “Kirkbride Center” and the “Blackwell Human Services Campus”. The Campus is composed of three major buildings and several minor buildings which have approximately 380,000 square feet of leaseable space. The property consists of 21 acres of which approximately 7 acres can be considered excess land for sale or future development. The property has been listed at $36,800,000. We expect to be able to complete the sale of the property before July, 2007, when the first mortgage on the property matures. However there is no guarantee that Marcus & Milchap will be successful in obtaining a buyer, that any prospective buyer would be willing to pay the listing price, or that we will be able to close a sale before the maturity of the mortgage. If Marcus & Millichap is successful a 5% fee brokerage fee will be paid at the close.

The sale will include the 21 acre campus, all physical structures and assignment of all existing third party tenant leases which approximate $2,300,000 annually. The Company’s three main operating subsidiaries will remain on the property, as a condition to the sale will be a long term lease with the new owner on terms acceptable to the Company. These operations include:

•	Kirkbride Center which operates 74 licensed acute inpatient psychiatric beds and 152 licensed drug & alcohol rehabilitation beds;
•	Blackwell Center for Adolescent Treatment which operates 32 licensed residential treatment beds; and
•
CoreCare Food Services, Inc. which provides dietary services to both Kirkbride and Blackwell Centers as well as the Travelers Aid Family Homeless Shelter and Baptist Children Services. All entities are tenants located on the property.

The proceeds from sale of the property will first be directed to the repayment of all debt associated with Kirkbride Center’s bankruptcy and its Reorganization Plan effected in 2004 to secure a clear title. Additional proceeds will be directed to associated transaction fees and the liquidation of debts held by the Parent Company, CoreCare systems, Inc and its other subsidiaries. Thomas T. Fleming, Chairman, noted that “this transaction when consummated, will represent a positive new beginning for the Company”.

The Corporate Office of CoreCare systems, Inc. is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, Pa 19139. The Corporate Office can be reached at 215-471-2358.

Note: This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called “forward-looking statements.” These statements can be identified by introductory words such as “expects,” “anticipates,” “plans,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company’s control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. In particular, engagement of an investment banker should not be taken as a prediction that any type of transaction will occur.